U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: April 20, 2000



                              GOLDSTATE CORPORATION
        (Exact name of small business issuer as specified in its charter)

                                     NEVADA
              (State or other Jurisdiction as Specified in Charter



        00-26705                                         88-0354425
(Commission file number)                    (I.R.S. Employer Identification No.)



                       3305 Spring Mountain Road, Suite 60
                             Las Vegas, Nevada 89012
                    (Address of Principal Executive Offices)

                                 (888) 228-5526
                           (Issuer's telephone number)

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Items 1 through 4 and 6 through 8 not applicable.

Item 5. Other Events

     Resignation of Director/Election of New Director
     ------------------------------------------------

     Harold Gooding, the sole director and the President, Secretary/Treasurer of Goldstate Corporation, a Nevada corporation (the "Company") resigned as a director, president, secretary and treasurer of the Company effective as of April 17, 2000. Subsequently, the shareholders of the Company, pursuant to written consent in lieu of a special meeting dated April 17, 2000 and consented to by over a majority vote of the shareholders of the Company, approved and elected Carson Walker as the director of the Company to fill the vacancy created by the resignation of Harold Gooding. As of the date of this report, the directors and executive officers of the Company are as follows:

Name                           Age              Position with the Company
----                           ---              -------------------------

Carson Walker                  49               Director and President,
                                                   Secretary/Treasurer

     CARSON WALKER has been a director and the President, Secretary and Treasurer of the Company since April 17, 2000. Mr. Walker was a director of Sanfred Resources Ltd., a Canadian Venture Exchange company, from May 1996 through December 1999. Mr. Walker was responsible for investor relations and raising capital for Sanfred Resources Ltd. From May 1996 through December 1999, Mr. Walker was also a director and the Secretary for Redmond Capital, Inc., an OTC Bulletin Board company, where he was responsible for investor relations. From July 1996 through June 1997, Mr. Walker was Vice President of Corporate Communications at Rock Resources Ltd., a Canadian Venture Exchange company, where he was responsible for investor relations and raising funds. Mr. Walker attended Vancouver City College in Vancouver, British Columbia, where he earned a diploma as a Denturist. Mr. Walker then entered private practice where he enjoyed two successful practices located in Quesnel, British Columbia, and Nanaimo, British Columbia. During this period of private practice, Mr. Carson established an extensive network of associated with similar concerns and aspirations to provide affordable public healthcare.

     Rescission of Management Consulting Agreement
     ---------------------------------------------

     The Company and Investor Communications International, Inc. ("ICI") entered into a rescission of management consulting agreement dated April 15, 2000 (the "Rescission Agreement"). Previously, the Company and ICI had entered into a consulting services and management agreement on July 1, 1999 (the "Consulting Agreement") to continue for a term of 24 months whereby ICI was to perform certain services for the Company including, but not limited to, (i) financial;
(ii) gold and silver exploration management; and (iii) corporate administration and public relations. The Company incurred debt inclusive of accrued interest in the aggregate amount of $295,952.54 with ICI relating to prior performance of such financial, administrative and managerial services and prior advances made

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by ICI to the Company. The Company subsequently entered into a settlement agreement dated March 29, 2000 with ICI whereby ICI agreed to accept the issuance of restricted common shares of the Company at the rate of $0.0175 per share as settlement for all interest and principle due and outstanding. Thereafter, the Company and ICI entered into the Rescission Agreement to terminate the Consulting Agreement prior to the scheduled termination date of June 30, 2001.

     Stock Option Transfer and Assignment Agreement
     ----------------------------------------------

     The Company entered into separate share option transfer and assignment agreements dated April 17, 2000 (the "Share Option Transfer/Assignment Agreement") with Gino Cicci, Grant Atkins, Brent Pierce, Harold Gooding and Marcus Johnson (collectively, the "Option Holders"). During fiscal year ended 1999, the Board of Directors authorized the grant of stock options to certain officers, directors and significant consultants of the Company as follows:

--------------------------------------------------------------------------------
Name                Number of        Date of Grant   Exercise Price    Date of
                 Shares Granted                                       Expiration
--------------------------------------------------------------------------------

Gino Cicci           200,000            6/15/99           $0.15         3/1/19
Grant Atkins         300,000            3/15/99           $0.15         3/1/19
Brent Pierce         300,000            3/15/99           $0.15         3/1/19
Harold Gooding       100,000            3/15/99           $0.15         3/1/19
Marcus Johnson       100,000            3/15/99           $0.15         3/1/19
--------------------------------------------------------------------------------

     As of the date of this report, none of the Option Holders have exercised their respective stock options. Subsequently, the Option Holders each entered into a Share Option Transfer/Assignment Agreement in which each respective Option Holder agreed to transfer and assign to the Company his respective share options.

     Letter of Intent with National Care Card
     ----------------------------------------

     Reference is made to the press release issued to the public by the Company on April 14, 2000, the text of which is attached hereto as Exhibit 99.1, for a description of the events reported pursuant to this paragraph of Form 8-K.


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                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                           GOLDSTATE CORPORATION


Date: April 20, 2000                       By: /s/ Carson Walker
--------------------                       ---------------------
                                           Carson Walker, President